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                                                              EXHIBIT 5.1



                      [LETTERHEAD OF GUZIK & ASSOCIATES]



                               January 30, 1998


VIA EDGAR

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

     Re: APPAREL TECHNOLOGIES, INC. REGISTRATION STATEMENT ON FORM S-3 (FILE NO. 333-39631)

Ladies and Gentlemen:


     You have requested our opinion regarding the validity of the issuance of up to 4,153,000 shares of Apparel Technologies, Inc. Common Stock covered by the above-referenced Registration Statement on Form S-3. These shares include: (i) an indeterminate number of shares of Common Stock issuable under the terms of the Company's 6% Convertible Notes; and (ii) 53,000 shares of Common Stock issuable upon exercise of outstanding Options.


     In our opinion the shares of Common Stock covered by the Registration Statement which are issuable upon exercise of the Options and under the terms of the 6% Convertible Notes, when issued in accordance with the terms of the Options or 6% Convertible Notes, as the case may be, will be duly and validly issued by the Company, fully paid and non-assessable.

     We hereby consent to the inclusion of this opinion in the Registration Statement, including any amendments thereto, and to the reference to this firm in the Registration Statement under the section entitled "Legal Matters."


                                   Very truly yours,

                                   GUZIK & ASSOCIATES

                                   /s/ Samuel S. Guzik

                                   Samuel S. Guzik